Exhibit 99.1

ITT Reports 2022 Third Quarter Earnings Per Share (EPS) of $1.23, Adjusted EPS Of $1.20

  9% revenue growth (15% organic) driven by volume and pricing recovery across all businesses; expect to be at upper end of revenue guidance
  7% orders growth (13% organic) driven by strong pump projects, connectors and aerospace and defense components demand
  17.6% segment operating margin (18.2% adjusted) and 23% EPS growth (21% adjusted); strong improvement on a year-over-year basis and sequentially

STAMFORD, Conn.--(BUSINESS WIRE)--November 3, 2022--ITT Inc. (NYSE: ITT) today reported financial results for the third quarter ended October 1, 2022. The company reported a year-over-year revenue increase of 9%, up 15% on an organic basis, primarily driven by short-cycle and pump project growth in Industrial Process (IP), demand in connectors and components in Connect & Control Technologies (CCT), Friction OE growth in Motion Technologies (MT) and pricing recovery across all segments. The acquisition of Habonim also contributed 2% to revenue growth. This was partially offset by an 8% unfavorable impact from U.S. dollar appreciation against foreign currencies.

Segment operating income of $132 million increased 19% (18% adjusted) compared to prior year. Segment operating margin of 17.6% for the third quarter increased 150 basis points versus prior year. Pricing recovery, higher sales volumes and productivity more than offset higher raw material and overhead inflation costs.

Earnings per share for the third quarter of $1.23 increased 23% versus prior year primarily due to higher segment operating income despite foreign currency translation headwinds, partially offset by higher strategic investments and interest expense. Excluding the impact of restructuring and other items, adjusted earnings per share of $1.20 for the third quarter of 2022 increased 21% compared to prior year driven primarily by higher segment operating income and benefits from share repurchases.

Operating cash flow for the year-to-date period increased $243 million versus prior year to $115 million, compared to an outflow in the prior year of $128 million which included a $398 million payment to fund the asbestos divestiture in Q2 2021. Excluding the impact of the asbestos-related payment, operating cash flow declined $155 million driven by an increase in working capital to support sales growth and to mitigate continued supply chain disruptions.

Table 1. Third Quarter Performance

	Q3 2022	Q3 2021	Change
Revenue	$753.6	$689.6	9.3%
Organic growth			14.9%
Segment Operating Income	$132.4	$111.2	19.1%
Segment Operating Margin	17.6%	16.1%	150	bps
Adjusted Segment Operating Income	$136.8	$115.7	18.2%
Adjusted Segment Operating Margin	18.2%	16.8%	140	bps
Earnings Per Share	$1.23	$1.00	23.0%
Adjusted Earnings Per Share	$1.20	$0.99	21.2%
Operating Cash Flow (YTD)	$115.2	$(127.9)	190.1%
Free Cash Flow (YTD)	$41.5	$(180.5)	123.0%

Note: all results unaudited

Management Commentary

“ITT’s third quarter results demonstrate the unique resilience of our business even as we manage continued macro headwinds. We generated double-digit organic orders growth, evidence of our continued market share gains that contributed to a quarter-ending backlog of over $1 billion. We saw strong sequential improvement in adjusted segment operating margin and adjusted EPS despite continued supply chain challenges, persistent inflation and foreign currency headwinds. We are progressing in our pricing recovery while remaining vigilant on productivity. Finally, we deployed over $50 million during the third quarter to capex and dividends, bringing our total capital deployed in 2022 to over $560 million. I am sincerely grateful for the performance of our ITTers worldwide who worked hard day and night to deliver these outstanding results and who continue to tirelessly manage our businesses through a challenging environment,” said Luca Savi, Chief Executive Officer and President of ITT.

Table 2. Third Quarter Segment Results

	Revenue			Operating Income
	Q3 2022	Reported Increase/ (Decrease)	Organic Growth	Q3 2022	Reported Increase/ (Decrease)	Adjusted Increase (Decrease)
Motion Technologies	$342.2	3.0%	14.9%	$54.0	0.7%	(6.2) %
Industrial Process	248.5	17.9%	14.6%	48.1	48.5%	59.3%
Connect & Control Technologies	163.2	10.9%	15.4%	30.3	20.2%	20.7%
Total segment results	753.6	9.3%	14.9%	132.4	19.1%	18.2%

Note: all results unaudited; excludes intercompany eliminations of $0.3; comparisons to Q3 2021

Motion Technologies revenue increased primarily driven by strong growth in Friction OE from pricing recovery and higher volumes, partially offset by significant unfavorable foreign currency translation of $40 million and lower rail volumes stemming from the war in Ukraine. Operating income increased to $54 million primarily due to favorable pricing, productivity actions and higher sales volume, partially offset by higher raw material and overhead costs and unfavorable foreign currency impacts.

Industrial Process revenue increased primarily driven by growth across the short-cycle business and pump projects, principally within the energy market, and from the addition of Habonim, acquired in April 2022. This was partially offset by unfavorable foreign currency translation of $8 million. Operating income increased to $48 million driven by favorable pricing, productivity actions and higher volume, including from Habonim, partially offset by higher raw material and overhead costs.

Connect & Control Technologies revenue increased driven by growth in both components and connectors, with particular strength in the aerospace and defense markets. This was partially offset by unfavorable foreign currency translation of $7 million. Operating income increased to $30 million driven by productivity actions, favorable pricing and higher volume, partially offset by higher raw material costs and unfavorable foreign currency impacts.

2022 Guidance

We now expect revenue growth of 8%, and 12% on an organic basis driven by the strong year-to-date performance. The revenue guidance assumes a continued reduction in sales in Russia stemming from the war in Ukraine, which we estimate will impact revenue by approximately $85 million for the full year. Our revised guidance for segment operating margin, EPS and free cash flow reflects the impact of continued disruptions in the global supply chain and continued cost inflation which we anticipate will persist throughout 2022. As a result, we now expect segment operating margin of approximately 17.0%, and adjusted segment operating margin of approximately 17.6%, up 40 bps for the full year; free cash flow of $135 million to $165 million, representing free cash flow margin of 5% to 6% for the full year; EPS of $4.20 to $4.30, and adjusted EPS of $4.35 to $4.45, up 7% to 10% for the full year.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Thursday, November 3 at 8:30 a.m., Eastern Time. The briefing can be accessed live via webcast which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Thursday, November 17, 2022, at midnight, Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business stemming from the COVID-19 pandemic, including from government-mandated site closures, employee illness and absenteeism, and continued supply chain disruptions and raw material shortages, which has resulted in increased costs and reduced availability of key commodities and other necessary services;
  uncertain global economic and capital markets conditions, which have been influenced by the COVID-19 pandemic, the Russia-Ukraine war, rising inflation, changes in monetary policies, the threat of a possible global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper, and tin;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on customer demand for our products and on our hedging arrangements;
  fluctuations in interest rates and the impact of such fluctuations on consumer behavior and on our cost of debt;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  the impacts on our business from Russia’s war with Ukraine, and the global response to it;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the energy, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of the passage of the Inflation Reduction Act of 2022 and other possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions, including tariffs;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue	$753.6	$689.6	$2,213.1	$2,079.6
Cost of revenue	520.2	467.6	1,539.1	1,404.0
Gross profit	233.4	222.0	674.0	675.6
General and administrative expenses	47.5	60.4	164.9	176.4
Sales and marketing expenses	39.5	37.4	118.3	112.4
Research and development expenses	24.4	22.5	73.7	70.0
Asbestos-related benefit, net	-	-	-	(74.4)
Operating income	122.0	101.7	317.1	391.2
Interest and non-operating expense (income), net	2.3	0.5	2.6	(4.3)
Income from continuing operations before income tax expense	119.7	101.2	314.5	395.5
Income tax expense	16.4	14.1	59.9	182.7
Income from continuing operations	103.3	87.1	254.6	212.8
(Loss) income from discontinued operations, net of tax (expense) benefit of $(0.1), $0.5, $0.3 and $0.5, respectively	(0.1)	0.9	(1.3)	0.9
Net income	103.2	88.0	253.3	213.7
Less: Income attributable to noncontrolling interests	0.8	0.5	1.5	1.0
Net income attributable to ITT Inc.	$102.4	$87.5	$251.8	$212.7

Amounts attributable to ITT Inc.:
Income from continuing operations	$102.5	$86.6	$253.1	$211.8
(Loss) income from discontinued operations, net of tax	(0.1)	0.9	(1.3)	0.9
Net income attributable to ITT Inc.	$102.4	$87.5	$251.8	$212.7

Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.24	$1.01	$3.03	$2.46
Discontinued operations	-	0.01	(0.02)	0.01
Net income	$1.24	$1.02	$3.01	$2.47
Diluted:
Continuing operations	$1.23	$1.00	$3.02	$2.45
Discontinued operations	-	0.01	(0.02)	0.01
Net income	$1.23	$1.01	$3.00	$2.46

Weighted average common shares – basic	82.7	85.9	83.6	86.1
Weighted average common shares – diluted	83.0	86.3	83.9	86.6

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
As of the Period Ended	October 1, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$514.5	$647.5
Receivables, net	628.9	555.1
Inventories	525.1	430.9
Other current assets	117.1	88.6
Total current assets	1,785.6	1,722.1
Non-current assets:
Plant, property and equipment, net	491.5	509.1
Goodwill	947.6	924.3
Other intangible assets, net	116.3	85.7
Other non-current assets	349.2	324.2
Total non-current assets	1,904.6	1,843.3
Total assets	$3,690.2	$3,565.4
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$541.4	$197.6
Accounts payable	390.7	373.4
Accrued liabilities	337.0	357.3
Total current liabilities	1,269.1	928.3
Non-current liabilities:
Postretirement benefits	170.2	199.9
Other non-current liabilities	185.4	206.5
Total non-current liabilities	355.6	406.4
Total liabilities	1,624.7	1,334.7
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 82.7 shares and 85.5 shares, respectively	82.7	85.5
Retained earnings	2,411.8	2,461.6
Total accumulated other comprehensive loss	(437.5)	(321.3)
Total ITT Inc. shareholders’ equity	2,057.0	2,225.8
Noncontrolling interests	8.5	4.9
Total shareholders’ equity	2,065.5	2,230.7
Total liabilities and shareholders’ equity	$3,690.2	$3,565.4

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Nine Months Ended	October 1, 2022	October 2, 2021
Operating Activities
Income from continuing operations attributable to ITT Inc.	$253.1	$211.8
Adjustments to income from continuing operations:
Depreciation and amortization	81.5	85.3
Equity-based compensation	13.6	11.8
Asbestos-related benefit, net	-	(74.4)
Other non-cash charges, net	20.2	17.9
Divestiture of asbestos-related assets and liabilities	-	(398.0)
Changes in assets and liabilities:
Change in receivables	(120.8)	(63.0)
Change in inventories	(111.3)	(62.6)
Change in contract assets	(15.6)	0.6
Change in contract liabilities	24.4	(10.5)
Change in accounts payable	54.0	48.1
Change in accrued expenses	(30.6)	19.4
Change in income taxes	(12.1)	129.4
Other, net	(41.2)	(43.7)
Net Cash – Operating Activities	115.2	(127.9)
Investing Activities
Capital expenditures	(73.7)	(52.6)
Acquisitions, net of cash acquired	(146.9)	-
Payments to acquire interest in unconsolidated subsidiaries	(25.6)	-
Other, net	1.4	(1.3)
Net Cash – Investing Activities	(244.8)	(53.9)
Financing Activities
Commercial paper, net borrowings	363.1	95.4
Long-term debt, repayments	(1.1)	(1.3)
Share repurchases under repurchase plan	(245.6)	(100.7)
Payments for taxes related to net share settlement of stock incentive plans	(8.5)	(11.0)
Dividends paid	(66.1)	(57.0)
Other, net	1.2	0.4
Net Cash – Financing Activities	43.0	(74.2)
Exchange rate effects on cash and cash equivalents	(46.3)	(18.5)
Net cash – operating activities of discontinued operations	(0.1)	0.7
Net change in cash and cash equivalents	(133.0)	(273.8)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $0.8, respectively)	648.3	860.6
Cash and Cash Equivalents – End of Period (includes restricted cash of $0.8 and $1.0, respectively)	$515.3	$586.8
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$5.7	$3.3
Income taxes, net of refunds received	$63.5	$50.2

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, unusual or infrequent operating items and, for 2021, asbestos-related impacts. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income, respectively, divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations and Adjusted EPS are defined, respectively, as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, unusual or infrequent items, and, for 2021, asbestos-related impacts. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Third Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2022 vs. 2021	2022 vs. 2021	Acquisitions	FX Impact	Orders	Adj. 2022 vs. 2021	Adj. 2022 vs. 2021
	Q3 2022	Q3 2021			Q3 2022	Q3 2022	Q3 2022

Revenue
ITT Inc.	$753.6	$689.6	$64.0	9.3%	$15.3	$(54.3)	$792.6	$103.0	14.9%

Motion Technologies	342.2	332.3	9.9	3.0%	-	(39.6)	381.8	49.5	14.9%
Industrial Process	248.5	210.7	37.8	17.9%	15.3	(8.2)	241.4	30.7	14.6%
Connect & Control Technologies	163.2	147.1	16.1	10.9%	-	(6.6)	169.8	22.7	15.4%

Orders
ITT Inc.	$780.9	$731.5	$49.4	6.8%	$12.5	$(55.9)	$824.3	$92.8	12.7%

Motion Technologies	342.3	334.1	8.2	2.5%	-	(39.2)	381.5	47.4	14.2%
Industrial Process	271.9	242.5	29.4	12.1%	12.5	(10.7)	270.1	27.6	11.4%
Connect & Control Technologies	167.3	155.4	11.9	7.7%	-	(6.0)	173.3	17.9	11.5%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
Third Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	Q3 2022	Q3 2022		Q3 2022	Q3 2021	Q3 2021		Q3 2021	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2022 vs. 2021		As Adjusted 2022 vs. 2021

Revenue:
Motion Technologies	$342.2			$342.2	$332.3			$332.3	3.0%		3.0%
Industrial Process	248.5			248.5	210.7			210.7	17.9%		17.9%
Connect & Control Technologies	163.2			163.2	147.1			147.1	10.9%		10.9%
Intersegment eliminations	(0.3)			(0.3)	(0.5)			(0.5)
Total Revenue	$753.6			$753.6	$689.6			$689.6	9.3%		9.3%

Operating Margin:
Motion Technologies	15.8%	-	BP	15.8%	16.1%	130	BP	17.4%	(30)	BP	(160)	BP
Industrial Process	19.4%	170	BP	21.1%	15.4%	20	BP	15.6%	400	BP	550	BP
Connect & Control Technologies	18.6%	-	BP	18.6%	17.1%	-	BP	17.1%	150	BP	150	BP
Total Operating Segments	17.6%	60	BP	18.2%	16.1%	70	BP	16.8%	150	BP	140	BP

Operating Income:
Motion Technologies	$54.0	$0.1		$54.1	$53.6	$4.1		$57.7	0.7%		(6.2%)
Industrial Process	48.1	4.3		52.4	32.4	0.5		32.9	48.5%		59.3%
Connect & Control Technologies	30.3	-		30.3	25.2	(0.1)		25.1	20.2%		20.7%
Total Segment Operating Income	$132.4	$4.4		$136.8	$111.2	$4.5		$115.7	19.1%		18.2%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring, severance costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter 2022 & 2021
(In Millions, except per share amounts)
(all amounts unaudited)

	Q3 2022			Q3 2022	Q3 2021			Q3 2021	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2022 vs. 2021	As Adjusted 2022 vs. 2021

Segment operating income	$132.4	$4.4	#A	$136.8	$111.2	$4.5	#A	$115.7
Corporate and other costs	(10.4)	0.6	#B	(9.8)	(9.5)	0.6	#B	(8.9)
Operating income	122.0	5.0		127.0	101.7	5.1		106.8	20.2	18.9%
Operating margin	16.2%			16.9%	14.7%			15.5%

Interest income (expense), net	(2.4)	-		(2.4)	0.1	-		0.1
Other income (expense), net	0.1	-		0.1	(0.6)	-		(0.6)
Income from continuing operations before tax	119.7	5.0		124.7	101.2	5.1		106.3

Income tax expense	(16.4)	(7.9)	#C	(24.3)	(14.1)	(6.3)	#C	(20.4)
Income from continuing operations	103.3	(2.9)		100.4	87.1	(1.2)		85.9

Less: Income attributable to noncontrolling interests	0.8	-		0.8	0.5	-		0.5
Income from continuing operations - ITT Inc.	$102.5	$(2.9)		$99.6	$86.6	$(1.2)		$85.4

EPS from continuing operations	$1.23	$(0.03)		$1.20	$1.00	$(0.01)		$0.99	$0.21	21.2%

Note: Amounts may not calculate due to rounding.
Total Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.
Per share amounts are based on diluted weighted average common shares outstanding.

#A - 2022 includes restructuring costs ($1.1M), acquisition-related expenses ($3.1M), and other costs ($0.2M).
#A - 2021 includes restructuring costs ($4.5M).

#B - 2022 includes acquistion-related expenses ($0.5M) and other costs ($0.1M).
#B - 2021 includes accelerated amortization of an intangible asset ($0.5M) and other costs ($0.1M).

#C - 2022 includes the net tax benefit of special items #A and #B ($1.1M), tax benefit on future distribution of foreign earnings ($7.8M), and other tax-related special items.
#C - 2021 includes the net tax benefit of special items #A and #B ($1.6M), tax benefit on future distribution of foreign earnings ($2.2M), tax benefit for valuation allowance impacts ($1.9M) and other tax-related items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow
Three and Nine Months Ended 2022 & 2021
(In Millions)
(all amounts unaudited)

	Q3 2022	Q3 2021	9M 2022	9M 2021

Net Cash - Operating Activities #A	$61.0	$103.7	$115.2	$(127.9)

Less: Capital expenditures	26.2	17.5	73.7	52.6

Free Cash Flow	$34.8	$86.2	$41.5	$(180.5)

#A - 2021 includes the payment of ($398M) for the sale of our asbestos assets and liabilities.

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2022
(Per share amounts)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$4.20	$4.30

Estimated restructuring, net of tax	0.05	0.05

Other special items, net of tax	0.16	0.16

Other tax special Items	(0.06)	(0.06)

EPS from Continuing Operations - Adjusted	$4.35	$4.45

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2022
(In Millions)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$252.0	$282.0

Less: Capital expenditures	117.0	117.0

Free Cash Flow	135.0	165.0

Revenue #A	$2,985.0	$2,985.0

Free Cash Flow margin	5%	6%

#A Represents expected revenue growth of 8%.

Contacts

Investor Contact
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media Contact
Kellie Harris
+1 914-641-2103
kellie.harris@itt.com